Bowne & Co., Inc.
345 Hudson Street
212/924-5500
Fax: 212/229-7392

News Release

Contact: William J. Coote

Treasurer
212-886-0614
bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE SELLS DOCUMENT OUTSOURCING BUSINESS TO WILLIAMS LEA

Transaction Delivers Significant Value for Shareholders

NEW YORK (October 8, 2004) – Bowne & Co., Inc. (NYSE: BNE) announced today that it has entered into a definitive agreement to sell Bowne Business Solutions (BBS) to Williams Lea, the leading European independent business process outsourcing specialist. Excluded from the transaction are Bowne’s litigation services business, DecisionQuest, Digital Litigation Solutions and JFS Litigator’s Notebook®. Williams Lea will pay Bowne $180 million in cash consideration in the transaction.

Bowne Business Solutions, with more than 250 clients and 3,000 employees, is a leading provider of outsourcing services to investment banks and law firms.

“Over the last several years, the BBS team has created an exceptional outsourcing business,” said Philip E. Kucera, Bowne’s Interim Chief Executive Officer, “however, following an in-depth analysis, we concluded that BBS was not at the core of Bowne’s business. We found no significant synergies with our other business segments and concluded that a sale of BBS was in the best interest of our shareholders. While BBS has been a positive contributor to Bowne’s bottom line, this transaction unlocks value for our shareholders and allows us to sharpen our focus on our core business.”

Tim Griffiths, Williams Lea’s Group Chief Executive, said, “We have enjoyed a successful joint venture with Bowne since 1996 and this acquisition is a logical step in meeting the demands of our respective customers. BBS has an excellent reputation for the quality of its services and our knowledge of their business should facilitate a smooth transition during the coming months. This transaction enables us to improve our clients’ organizational performance by ensuring the delivery of the right information, to the right person, at the right time – wherever required. The North American market is the largest in the world and offers an outstanding growth opportunity for Williams Lea.”

David J. Shea, Bowne’s President, said, “Throughout our eight-year relationship with Williams Lea, our respective businesses have grown dramatically. This combination will create a truly international company with global capabilities serving investment banks, law firms and other multinational corporations, while offering exciting new opportunities for BBS employees.”

Plans for the proceeds from the sale are being discussed with the Board. Alternatives under review include: reinvestment in the core businesses (including strategic acquisitions), the retirement of debt, share repurchases or other general corporate purposes.

The transaction is subject to customary closing conditions and is expected to close in November. Goldman, Sachs & Co. served as the financial advisor to Bowne.

* * *

Bowne has scheduled a conference call to discuss this transaction with investors on Friday, October 8 at 9:00 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial:

•	Domestic callers: (800) 289-0493

•	International callers: (913) 981-5510

A replay of the call will be available at www.bowne.com from 12 p.m., October 8, through midnight, October 22, 2004. To access the rebroadcast via telephone, please dial: (888) 203-1112 (domestic) or (719) 457-0820 (international); use passcode 808773.

Forward-Looking Statement
The company noted that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends which may cause the company’s future operating results and financial position to differ materially from those suggested here, including capital market conditions, demand for and acceptance of the company’s services, new technological developments, competition, the opportunity to successfully reinvest the proceeds from the transaction, and general economic conditions. Such statements involve risk and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the company.

About Bowne & Co., Inc.
Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of business process outsourcing and litigation support services that seamlessly integrate technology and operational support.

•	Bowne Global Solutions: A broad range of language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world.

About Williams Lea
Founded in 1820, Williams Lea has emerged as the leading European provider of corporate information solutions. Head quartered in London, the Company manages client operations across Europe from key centres in the UK, France, Germany, Ireland, Italy, Netherlands and Spain.

Williams Lea defines corporate information as the digital and printed information which an organisation exchanges with its internal and external audiences. Many organisations are increasingly recognising the importance of developing a unified strategy to manage the flow of documents and information in and out of their businesses. Williams Lea designs, builds and manages those strategies to achieve competitive advantage for its clients.

Williams Lea currently employs over 2,200 staff in Europe. Current clients include some of the world’s leading organisations in the financial services, investment banking, professional, retail, telecommunications, automotive and pharmaceutical industries.

For more information, visit www.williamslea.com

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